Exhibit 10.11

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into effective 22 Oct 2018, by and between Joana Goncalves, M.D. (“Executive”) and Cara Therapeutics, Inc. (the “Company”).

WHEREAS, the Company desires to employ Executive and, in connection therewith, to compensate Executive for Executive’s personal services to the Company; and

WHEREAS, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.Employment by the Company.

1.1Position.  Subject to the terms set forth herein, the Company agrees to employ Executive initially in the position of Chief Medical Officer, and Executive hereby accepts such employment.  The Company reserves the right to change or modify Executive’s title and/or duties as business needs may require.  During the term of Executive’s employment with the Company, Executive will devote her best efforts and substantially all of her business time and attention to the business of the Company.

1.2Duties. Executive will report to the Chief Executive Officer of the Company (the “CEO”) performing such duties as are normally associated with Executive’s position, and as more fully described on Exhibit A hereto, and such duties as are assigned to Executive from time to time by the CEO, subject to the oversight and direction of the CEO.  Executive shall perform Executive’s duties under this Agreement principally out of the Company’s corporate headquarters which are currently located in Stamford, Connecticut.  In addition, Executive shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.

1.3At-Will Employment. Executive’s employment relationship with the Company is, and shall at all times remain, at-will.  This means that either Executive or the Company may terminate the employment relationship at any time, for any reason or for no reason, with or without cause or advance notice.

1.4Company Policies and Benefits.  The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion.  Executive will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during her employment.  All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan.  The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.  Notwithstanding the foregoing, in the event that the terms of

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this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

1.5Start Date.  Executive’s employment with the Company shall commence on October 22nd, 2018 (the “Start Date”).

2.	Compensation.

2.1Salary.  Executive shall receive for Executive’s services to be rendered hereunder an initial annualized base salary of $425,000, subject to review and adjustment from time to time by the Board of Directors of the Company (the “Board”) in its sole discretion and payable subject to standard federal and state payroll withholding requirements in accordance with Company’s standard payroll practices (“Base Salary”).

2.2Hiring Bonus.  On the first regularly scheduled payroll date following the Start Date, Executive shall receive a one-time bonus in the amount of Sixty Thousand Dollars ($60,000.00), less required withholding and deductions (the “Hiring Bonus”).  In the event Executive terminates  her employment or is terminated for Cause within the 12-month period following the Start Date, she will repay to the Company the net amount of the Hiring Bonus that she received.  The Executive shall not have to repay the Hiring Bonus if she is terminated by the Company without Cause.

2.3Target Bonus.

(a)During Employment.  Executive shall be eligible to earn an annual cash bonus pursuant to the Company’s annual performance bonus plan, with the initial target amount of such bonus equal to forty percent (40%) of Executive’s Base Salary during the then current bonus year (“Target Bonus”), subject to review and adjustment from time to time by the Company in its sole discretion, payable subject to standard federal and state payroll withholding requirements.  Any Target Bonus for 2018 shall be prorated for any partial year of employment on the basis of a 365-day year.  Whether or not Executive is eligible for any Target Bonus will be dependent upon (a) the actual achievement by Executive and the Company of the applicable individual and corporate performance goals, as determined by the Company, and (b) Executive’s continuous performance of services to the Company through the date any bonus is paid.

(b)Upon Termination.  Except as otherwise set forth in Section 6 herein, in the event Executive leaves the employ of the Company for any reason prior to payment of any bonus, Executive is not eligible for such bonus, prorated or otherwise.

2.4Expense Reimbursement.  The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy.    To the extent that any reimbursements payable to Executive under this Agreement are subject to the provisions of Section 409A of the Code, then (i) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred or, with respect to any tax reimbursement, the year in which the taxes were paid, (ii) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (iii) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

2.5Stock Option.  Subject to approval by the Board and subject to the terms of the Company’s 2014 Equity Incentive Plan (the “Plan”), Executive will be granted an option (the “Option”) to purchase 250,000 shares of the Company’s Common Stock (the “Option Shares”).  The Option will vest and become exercisable with respect to twenty-five percent of the Option Shares on the first anniversary of the Start Date and will vest with respect to the remaining 75% of the Option Shares in thirty-six (36) equal monthly installments at the end of each calendar month following the first anniversary of the Start Date, subject to Executive’s Continuous Service (as defined in the Plan) through each applicable vesting date.  The exercise price of the Option will be equal to the fair market value of the Company’s Common Stock on the date of grant of the Option, as determined by the Company.  The Option will be governed by the Plan and other documents issued in connection with the grant.

3.Confidential Information, Inventions, Non-Competition and Non-Solicitation Obligations.  As a condition of employment Executive agrees to execute and abide by the Company’s Confidential Information and Inventions Assignment, Non-Competition Non-Solicitation and Arbitration Agreement (“CIIA”), attached as Exhibit B which may be amended by the parties from time to time without regard to this Agreement.

4.Outside Activities.  Except with the prior written consent of the Company’s Board, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s duties; and (iii) such other activities as may be specifically approved by the Board.  This restriction shall not, however, preclude Executive from owning less than one percent (1%) of the total outstanding shares of a publicly traded company.

5.No Conflict with Existing Obligations.  Executive represents that Executive’s performance of all the terms of this Agreement and as an Executive of the Company do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services.  Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

6.Termination Of Employment.  The parties acknowledge that either Executive or the Company may terminate the employment relationship at any time for any reason by giving notice as described in Sections 6.6 and 7.1.  The provisions in this Section 6 govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not restrict the right of either party to terminate the employment relationship.

6.1Termination by the Company Without Cause.

(a)The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 6.1 at any time without “Cause” (as defined in Section 6.2(b) below) by giving notice as described in Section 6.6 of this Agreement.  A termination pursuant to Section 6.5 below is not a termination without “Cause” for purposes of receiving the benefits described in this Section 6.1.

(b)In the event Executive’s employment is terminated without Cause on or after the first anniversary of the Start Date, then provided that Executive executes a general release in favor of the Company, in the form presented by the Company (the “Release”), and subject to Section 6.1(c) (the date that the Release becomes effective and may no longer be revoked by Executive is referred to as the “Release Date”), then the Company shall provide the following severance benefits to Executive (the “Severance Benefits”):

(i)The Company will pay an amount equal to Executive’s then current Base Salary for a period of nine (9) months following the Release Date (such applicable period is referred to as the “Severance Period”), less applicable withholdings and deductions, on the Company’s regular payroll dates, starting with the second regular payroll date following the Release Date;

(ii)The Company will pay an amount equal to 50% of the Target Bonus that Executive was eligible to receive at the time of the termination without Cause (if any), less applicable withholdings and deductions, and payable in a lump sum on the later of (x) the date that annual performance bonuses are normally paid to other executives at the Company or (y) the Release Date, but in no event later than March 15 of the year following the year for which the Target Bonus is paid; and

(iii)Provided Executive timely elects and remains eligible for continued coverage under COBRA, the Company will pay Executive COBRA premiums for the coverage that Executive and Executive’s eligible dependents had at the time of the separation from the Company until the earliest of: (x) nine (9) months following the separation from the Company; (y) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (z) the date Executive cease to be eligible for COBRA continuation coverage for any reason.

For the avoidance of doubt, Executive will not be eligible to receive the Severance Benefits if her termination without Cause occurs prior to the first anniversary of the Start Date.  To receive the Severance Benefits under (i), (ii), and (ii) above, Executive’s termination must constitute a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) and Executive must execute and allow the Release to become effective within sixty (60) days following Executive’s termination.

(c)Executive shall not receive any of the Severance Benefits or Change in Control Severance Benefits pursuant to Section 6.1(b) or Section 6.4 unless she executes the Release within the consideration period specified therein, which shall in no event be more than 60 days, and until the Release becomes effective and can no longer be revoked by Executive under its terms.  If the consideration period for signing the Release spans two calendar years, then, notwithstanding when Executive signs the Release and the Release becomes effective, no payments under Sections 6.1(b) or 6.4 will occur until the subsequent calendar year if necessary to avoid the imposition of taxes under Section 409A (with such payments beginning or being made, as applicable, on the later of the Company’s first regularly scheduled payroll date in the subsequent calendar year or the first payroll date after the Release Date). Executive’s ability to receive Severance Benefits or Change in Control Severance Benefits pursuant to Section 6.1(b) or Section 6.4 is further conditioned upon her: returning all Company property; complying with her post-termination obligations under this Agreement and the CIIA; and complying with the Release, including without limitation any non-disparagement and confidentiality provisions contained therein.

(d)In the event Executive’s employment is terminated at any time without Cause, in addition to the Severance Benefits or Change in Control Severance Benefits in Section 6.1(b) or in Section 6.4, the Company shall pay to Executive the accrued but unpaid salary of Executive through the date of termination, in accordance with the Company’s standard payroll policies, together with all compensation and benefits payable to Executive based on her participation in any compensation or benefit plan, program or arrangement through the date of termination.  The Company will also reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy.

(e)The damages caused by the termination of Executive’s employment without Cause would be difficult to ascertain; therefore, the Severance Benefits or Change in Control Severance Benefits for which Executive is eligible pursuant to Section 6.1(b) or Section 6.4 in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

6.2Termination by the Company for Cause.

(a)Subject to Section 6.2(c) below, the Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Sections 6.6 and 7.1 of this Agreement.

(b)“Cause” for termination shall mean that the Company has determined in its sole discretion that Executive has engaged in any one or more of the following: (i) a material breach of any covenant or condition under this Agreement or any other agreement between the parties; (ii) any act constituting dishonesty, fraud, immoral or disreputable conduct; (iii) any conduct which constitutes a felony under applicable law; (iv) material violation of any Company policy or any act of misconduct; (v) refusal to follow or implement a clear and reasonable directive of Company; (vi) negligence or incompetence in the performance of Executive’s  duties or failure to perform such duties in a manner satisfactory to the Company after the expiration of ten (10) days without cure after written notice of such failure; or (vii) breach of fiduciary duty.

(c)In the event Executive’s employment is terminated at any time for Cause, Executive will not receive the Severance Benefits or Change in Control Severance Benefits in Sections 6.1(b) or 6.4, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the accrued but unpaid salary of Executive through the date of termination, together with all compensation and benefits payable to Executive based on her participation in any compensation or benefit plan, program or arrangement through the date of termination.  The Company will also reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy.

6.3Resignation by Executive.

(a)Executive may resign from Executive’s employment with the Company at any time by giving notice as described in Sections 6.6 and 7.1.

(b)In the event Executive resigns from Executive’s employment with the Company for any reason, Executive will not receive the Severance Benefits or Change in Control Severance Benefits under Section 6.1(b) or Section 6.4, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the accrued but unpaid salary of Executive through the date of resignation, together with all compensation and benefits payable to Executive through the date of resignation under any compensation or benefit plan, program or arrangement during such period and Executive shall be eligible for any benefit continuation or conversion rights provided by the provisions of a benefit plan or by law. The Company will also reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy.

6.4Termination in Connection With a Change in Control.

(a)In the event that the Company terminates Executive without Cause less than six (6) months after a Change in Control (together with the termination described in Section 6.4(b), a “Change in Control Termination”), then provided that Executive executes the Release and allows it to become effective and subject to Section 6.1(c), the Company shall provide the following “Change in Control Severance Benefits”:

(i)The Severance Benefits described in Section 6.1(b); and

(ii)Notwithstanding anything contained in Executive’s stock option or other equity award agreements to the contrary, upon a Change in Control Termination, and provided that Executive’s equity awards have been continued, assumed or substituted for by the Company or the acquirer or the surviving entity in such Change in Control, then 50% of the unvested portion of the equity awards will vest in full.

(b)In the event that the Company terminates Executive without Cause between six (6) and twelve (12) months after a Change in Control, then provided that Executive executes the Release and allows it to become effective and subject to Section 6.1(c), the Company shall provide the Change in Control Severance Benefits, provided that Section

6.4(a)(ii) will be revised such that 100% of the unvested portion of Executive’s equity awards will vest in full in the event that Executive’s equity awards have been continued, assumed or substituted for by the Company or the acquirer or the surviving entity in such Change in Control.

For the purposes of this Agreement, “Change in Control” will have the same meaning and effect as “Change in Control” is defined in the Company’s 2014 Equity Incentive Plan, as may be amended from time to time.

6.5Termination by Virtue of Death or Disability of Executive.

(a)In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, pay to Executive’s legal representatives Executive’s accrued but unpaid salary through the date of death together with all legally required compensation and benefits payable to Executive based on Executive’s participation in any compensation or benefit plan, program or arrangement through the date of termination.

(b)Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability (as defined below).  Termination by the Company of Executive’s employment based on “Disability” shall mean termination because Executive is unable due to a physical or mental condition to perform the essential functions of Executive’s position with or without reasonable accommodation for ninety (90) calendar days in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period.  This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, Executive will not receive the Severance Benefits, the Change in Control Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the accrued but unpaid salary of Executive through the date of termination, together with all compensation and benefits payable to Executive based on Executive’s participation in any compensation or benefit plan, program or arrangement through the date of termination.

6.6Notice; Effective Date of Termination.

(a)Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

(i)immediately after the Company gives notice to Executive of Executive’s termination, with or without Cause (except for a termination for “Cause” under Section 6.2(b)(iv)), unless the Company specifies a later date, in which case, termination shall be effective as of such later date;

(ii)immediately upon Executive’s death;

(iii)ten (10) days after the Company gives notice to Executive of Executive’s termination on account of Executive’s Disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided that Executive has not returned to the full time performance of Executive’s duties prior to such date; or

(iv)thirty (30) days after Executive gives written notice to the Company of Executive’s resignation, provided that may set a termination date at any time between the date of notice and the date of resignation, in which case Executive’s resignation shall be effective as of such other date.  Executive will receive compensation through any required notice period.

(b)In the event notice of a termination under subsections (a)(i) and (iii), is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirement of Section 7.1 below.

6.7Cooperation With Company. During Executive’s employment and following termination of Executive’s employment for any reason, Executive shall fully cooperate with the Company in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company.

6.8Application of Section 409A.  It is intended that all of the benefits and payments under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) provided under Treasury Regulations 1.409A‑1(b)(4), 1.409A‑1(b)(5) and 1.409A‑1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions.  If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A of the Code, and incorporates by reference all required definitions and payment terms.  For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A‑2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of her Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then if delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code and the related adverse taxation under Section 409A of the Code, the timing of the payments upon a Separation from Service will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the effective date of Executive’s Separation from Service, and (ii) the date of Executive’s death (such earlier date, the

“Delayed Initial Payment Date”), the Company will (A) pay to Executive a lump sum amount equal to the sum of the payments upon Separation from Service that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this paragraph, and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth above.  No interest will be due on any amounts so deferred.

6.9Parachute Taxes.

(a)If any payment or benefit Executive would receive from the Company or otherwise in connection with a Change in Control or other similar transaction (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount.  The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a Reduced Amount will give rise to the greater after tax benefit, the reduction in the Payments will occur in the following order: (a) reduction of cash payments; (b) cancellation of accelerated vesting of equity awards other than stock options; (c) cancellation of accelerated vesting of stock options; and (d) reduction of other benefits paid to Executive.  Within any such category of payments and benefits (that is, (a), (b), (c) or (d)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are “deferred compensation” within the meaning of Section 409A of the Code.  In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting will be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.

(b)The registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code will perform the foregoing calculations.  If the registered public accounting firm so engaged by the Company is serving as accountant or auditor for the acquirer or is otherwise unable or unwilling to perform the calculations, the Company will appoint a nationally recognized firm that has expertise in these calculations to make the determinations required hereunder.  The Company will bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.  The Company will use reasonable efforts to cause firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company and Executive within 30 calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as reasonably requested by the Company or Executive.  Any good faith determinations of the independent registered public accounting firm made hereunder will be final, binding and conclusive upon the Company and Executive.

7.General Provisions.

7.1Notices.  Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Company, “Attention Chairman of the Board,” at its primary office location and to Executive at Executive’s address as listed on the Company payroll, at Executive’s Company-issued email address, or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other.

7.2Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3Waiver.  If either party should waive any breach of any provisions of this Agreement, Executive or the Company shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.4Complete Agreement.  This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof.  This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements.  This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company.  The parties have entered into a separate CIIA, and have or may enter into separate agreements related to stock awards.  These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

7.5Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.6Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of her duties hereunder and he may not assign any of her rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

7.8Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Connecticut, without giving effect to choice of law principles.

7.9Resolution of Disputes.  The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of Executive’s employment with the Company or out of this Agreement, or Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty.  The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy. The location for the arbitration shall be in Fairfield County, Connecticut.  Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at Executive’s option, Executive may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement.  By election arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement.  The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

[signatures to follow on next page]

In Witness Whereof, the parties have executed this Executive Employment Agreement on the day and year first written above.

Cara Therapeutics, Inc. /s/ Derek Chalmers ________________________________ (Signature) By: Derek Chalmers Title: CEO	Executive: /s/ Joana Goncalves __________________________________ (Signature) By: Joana Goncalves

Exhibit A

CMO POSITION DESCRIPTION

In this position, you will be reporting directly to the President and Chief Executive Officer and will work closely with the CEO, SVP R&D and clinical development team to advance the clinical development programs of the Company directed towards the treatment of pruritus. You will also be responsible for staffing, developing and managing the Company’s Medical Affairs group as well have direct line reports from Cara’s Safety/Pharmacovigilance and Regulatory Affairs groups.

As CMO, you will have the primary responsibility for clinical development programs focused on the development of the company’s lead compound, KORSUVA (CR845/difelikefalin), for the treatment of pruritus within dermatological patient populations, such as atopic dermatitis patients. Your responsibilities will include general oversight as well as design and conduct of clinical trials, related site selection and management of physicians, CROs and clinical data in collaboration with Cara’s clinical development group. You will also:

•

Act as liaison to regulatory agencies regarding clinical development of KORSUVA; working with the Company’s Director of Regulatory Affairs and related personnel to ensure timely filing of clinical applications;

•	Co-ordinate with the clinical development team to up-date Investigator Brochures, Investigational Medicinal Product Dossiers and other clinical documentation as required;
•	Participate in presentations of Cara clinical data at appropriate medical and scientific meetings as required; and
•	Attend meetings of the Company’s Board of Directors as may be necessary; participate in communications, as necessary, with investment, analyst and other communities.

A-1

Exhibit B

CARA THERAPEUTICS, INC.

AT WILL EMPLOYMENT, CONFIDENTIAL INFORMATION,
INVENTION ASSIGNMENT,

AND ARBITRATION AGREEMENT

As a condition of my employment with Cara Therapeutics, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following:

1.At-Will Employment.

I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY IS FOR AN UNSPECIFIED DURATION AND CONSTITUTES “AT-WILL” EMPLOYMENT. I ALSO UNDERSTAND THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS OBTAINED IN WRITING AND SIGNED BY THE PRESIDENT OF THE COMPANY. I ACKNOWLEDGE THAT THIS EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE, AT THE OPTION EITHER OF THE COMPANY OR MYSELF, WITH OR WITHOUT NOTICE.

2.	Confidential Information.

A.Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company, except under a nondisclosure agreement duly authorized and executed by the Company. I understand that “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

B.Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

C.Third Party Information.  I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3.	Inventions.

A.Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or service a Prior Invention owned by me or in which I have an interest, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

B.Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Inventions”). I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such invention.

C.Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

D.Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company.  The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

E.Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

4.	Conflicting Employment.

I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation or consulting directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

5.Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to paragraph 3.D. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit B.

6.Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

7.Solicitation of Employees. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity.

8.Conflict of Interest Guidelines. I agree to diligently adhere to the Conflict of

Interest Guidelines attached as Exhibit C hereto.

9.Representations.  I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.

10.	Arbitration and Equitable Relief.

A.Arbitration.  IN CONSIDERATION OF MY EMPLOYMENT WITH THE COMPANY, ITS PROMISE TO ARBITRATE ALL EMPLOYMENT-RELATED DISPUTES AND MY RECEIPT OF THE COMPENSATION, PAY RAISES AND OTHER BENEFITS PAID TO ME BY THE COMPANY, AT PRESENT AND IN THE FUTURE, I AGREE THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER OR BENEFIT PLAN OF THE COMPANY IN THEIR CAPACITY AS SUCH OR OTHERWISE) ARISING OUT OF, RELATING TO, OR RESULTING FROM MY EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF MY EMPLOYMENT WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT OR ANY CLAIMS ARISING OUT OF ANY FEDERAL, STATE OR LOCAL ANTI- DISCRIMINATION STATUTE, SHALL BE SUBJECT TO BINDING ARBITRATION. THE DEMAND FOR ARBITRATION SHALL BE MADE WITHIN A REASONABLE TIME AFTER THE CLAIM, DISPUTE OR OTHER MATTER IN QUESTION HAS ARISEN, AND IN ANY EVENT SHALL NOT BE MADE AFTER THE DATE WHEN INSTITUTION OF LEGAL OR EQUITABLE PROCEEDINGS, BASED ON SUCH CLAIM, DISPUTE OR OTHER MATTER IN QUESTION, WOULD BE BARRED BY THE APPLICABLE STATUTE OF LIMITATIONS. THE PLACE OF ARBITRATION SHALL BE NEW YORK, NEW YORK.

B.Procedure. I AGREE THAT ANY ARBITRATION WILL BE ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) AND THAT THE NEUTRAL ARBITRATOR WILL BE SELECTED IN A MANNER CONSISTENT WITH ITS NATIONAL RULES FOR THE RESOLUTION OF EMPLOYMENT DISPUTES. I AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION AND MOTIONS TO DISMISS AND DEMURRERS, PRIOR TO ANY ARBITRATION HEARING. I ALSO AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES, INCLUDING ATTORNEYS’ FEES AND COSTS, AVAILABLE UNDER APPLICABLE LAW. I UNDERSTAND THE COMPANY WILL PAY FOR ANY ADMINISTRATIVE OR HEARING FEES CHARGED BY THE ARBITRATOR OR AAA EXCEPT THAT I SHALL PAY THE FIRST $125.00 OF ANY FILING FEES ASSOCIATED WITH ANY ARBITRATION I INITIATE.

C.Remedy. EXCEPT AS PROVIDED BY THIS AGREEMENT, ARBITRATION SHALL BE THE SOLE, EXCLUSIVE AND FINAL REMEDY FOR ANY DISPUTE BETWEEN ME AND THE COMPANY. ACCORDINGLY, EXCEPT AS

PROVIDED FOR BY THIS AGREEMENT, NEITHER I NOR THE COMPANY WILL BE PERMITTED TO PURSUE COURT ACTION REGARDING CLAIMS THAT ARE SUBJECT TO ARBITRATION. NOTWITHSTANDING, THE ARBITRATOR WILL NOT HAVE THE AUTHORITY TO DISREGARD OR REFUSE TO ENFORCE ANY LAWFUL COMPANY POLICY, AND THE ARBITRATOR SHALL NOT ORDER OR REQUIRE THE COMPANY TO ADOPT A POLICY NOT OTHERWISE REQUIRED BY LAW WHICH THE COMPANY HAS NOT ADOPTED.

D.Availability of Injunctive Relief. I AGREE THAT ANY PARTY MAY ALSO PETITION THE COURT FOR INJUNCTIVE RELIEF WHERE EITHER PARTY ALLEGES OR CLAIMS A VIOLATION OF THE EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT AGREEMENT BETWEEN ME AND THE COMPANY OR ANY OTHER AGREEMENT REGARDING TRADE SECRETS, CONFIDENTIAL INFORMATION OR NONSOLICITATION.  I UNDERSTAND THAT ANY BREACH OR THREATENED BREACH OF SUCH AN AGREEMENT WILL CAUSE IRREPARABLE INJURY AND THAT MONEY DAMAGES WILL NOT PROVIDE AN ADEQUATE REMEDY THEREFOR AND BOTH PARTIES HEREBY CONSENT TO THE ISSUANCE OF AN INJUNCTION. IN THE EVENT EITHER PARTY SEEKS INJUNCTIVE RELIEF, THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER REASONABLE COSTS AND ATTORNEYS FEES.

E.Administrative Relief. I UNDERSTAND THAT THIS AGREEMENT DOES NOT PROHIBIT ME FROM PURSUING AN ADMINISTRATIVE CLAIM WITH A LOCAL, STATE OR FEDERAL ADMINISTRATIVE BODY SUCH AS THE DEPARTMENT OF FAIR EMPLOYMENT AND HOUSING, THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION OR THE WORKERS’ COMPENSATION BOARD. THIS AGREEMENT DOES, HOWEVER, PRECLUDE ME FROM PURSUING COURT ACTION REGARDING ANY SUCH CLAIM.

F.Voluntary Nature of Agreement. I ACKNOWLEDGE AND AGREE THAT I AM EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. I FURTHER ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND THAT I HAVE ASKED ANY QUESTIONS NEEDED FOR ME TO UNDERSTAND THE TERMS, CONSEQUENCES AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT, INCLUDING THAT I AM WAIVING MY RIGHT TO A JURY TRIAL. FINALLY, I AGREE THAT I HAVE BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF MY CHOICE BEFORE SIGNING THIS AGREEMENT.

11.	General Provisions.

A.Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of Connecticut. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Connecticut for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

B.Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions or representations between us including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the President of the Company and me. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

C.Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

D.Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

Date:

Signature

Name of Employee (typed or printed)

Witness:

Signature

Name (typed or printed)

Exhibit A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

         No inventions or improvements

         Additional Sheets Attached

Signature of Employee:	Print Name of Employee: Date:

Exhibit B

CARA THERAPEUTICS, INC. TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Cara Therapeutics, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s Employment, Confidential Information, Invention Assignment and Arbitration Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from this date, I will not solicit, induce, recruit or encourage any of the Company’s employees to leave their employment.

Date:

(Employee’s Signature)

(Type/Print Employee’s Name)

Exhibit 10.11

Exhibit C

CARA THERAPEUTICS, INC.

CONFLICT OF INTEREST GUIDELINES

It is the policy of Cara Therapeutics, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”) to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the President and written approval for continuation must be obtained.

1.Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The Employment, Confidential Information, Invention Assignment and Arbitration Agreement elaborates on this principle and is a binding agreement.)

2.Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3.Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4.Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5.	Initiating or approving any form of personal or social harassment of employees.

6.Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

7.	Borrowing from or lending to employees, customers or suppliers.

8.	Acquiring real estate of interest to the Company.

9.Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10.Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11.	Making any unlawful agreement with distributors with respect to prices.

12.Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

13.	Engaging in any conduct which is not in the best interest of the Company.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.